   Exhibit 99.1

Financial Statements and Report of

Independent Certified Public Accountants

SkyBitz, Inc.

December 31, 2011, 2010 and 2009

SkyBitz, Inc.

Contents

Report of Independent Certified Public Accountants	3

Financial Statements

Balance Sheets	4–5

Statements of Income	6

Statements of Stockholders’ Equity	7

Statements of Cash Flows	8

Notes to Financial Statements	9-32

Report of Independent Certified Public Accountants

Board of Directors
SkyBitz, Inc.

We have audited the accompanying balance sheets of SkyBitz, Inc. (the Company), as of December 31, 2011 and 2010, and the related statements of income, stockholders’ equity, and cash flows for the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SkyBitz, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

McLean, Virginia
March 15, 2012

SkyBitz, Inc.

Balance Sheets

December 31,	2011	2010

Assets

Current Assets
Cash and cash equivalents	$6,580,022	$4,866,178
Restricted cash and investment	300,000	300,000
Short-term investment - certificate of deposit	750,000	750,000
Accounts receivable (net of allowance of $632,637 and $510,288 at
December 31, 2011 and 2010, respectively)	4,009,831	3,756,483
Inventories	2,125,084	1,751,536
Deferred cost of sales	1,330,729	1,378,034
Prepaid expenses and other current assets	901,232	952,854

Total current assets	15,996,898	13,755,085

Property and Equipment, net	1,314,628	1,568,327

Intangible Assets, net	326,724	235,525

Other Assets
Deferred tax asset	1,020,000	—
Deferred cost of sales, non-current	886,405	2,146,126
Deferred financing costs, non-current, net	—	16,135
Lease receivables–non-current	54,525	153,496

Total Other Assets	1,960,930	2,315,757

Total Assets	$19,599,180	$17,874,694

The accompanying notes are an integral part of this statement.

SkyBitz, Inc.

Balance Sheets—Continued

December 31,	2011	2010

Liabilities and Stockholders’ Equity

Current Liabilities
Current portion of long-term senior debt, net of discount	$1,285,154	$1,924,992
Accounts payable	1,761,570	1,311,011
Accrued compensation and payroll taxes	852,747	819,202
Other accrued expenses and current liabilities	847,527	935,335
Accrued warranty	321,749	255,460
Deferred revenue	2,264,272	2,117,900
Income tax payable	18,209	59,300

Total Current Liabilities	7,351,228	7,423,200

Long-term senior debt	—	1,285,162
Deferred revenue, non-current	1,644,662	3,171,490
Deferred rent	—	16,703

Total Liabilities	8,995,890	11,896,555

Commitments and Contingencies (Note P)	—	—

Stockholders’ Equity
Series A redeemable convertible preferred stock, $.001 par value, 1,720 shares authorized at December 31, 2011 and 2010; 1,704 shares issued and outstanding at
December 31, 2011 and 2010 (liquidation preference of $3,653,333)	7,653,333	7,332,094
Series B-1 redeemable convertible preferred stock, $.001 par value, 2,835 shares authorized at December 31, 2011 and 2010; 2,835 shares issued and outstanding at
December 31, 2011 and 2010 (liquidation preference of $685,037)	1,708,778	1,624,093
Series BB redeemable convertible preferred stock, $.001 par value, 47,629 shares authorized at December 31, 2011 and 2010; 47,629 shares issued and
outstanding at December 31, 2011 and 2010 (liquidation preference of $20,622,910)	29,599,170	28,172,188
Series C redeemable convertible preferred stock, $.001 par value, 14,736,364 shares authorized at December 31, 2011 and 2010; 14,414,935 shares issued and
outstanding at December 31, 2011 and 2010 (liquidation preference of $64,848,992)	43,658,972	40,013,884
Series C-1 redeemable convertible preferred stock, $.001 par value, 797,191 shares authorized, issued and outstanding at December 31, 2011 and 2010
(liquidation preference of $171,903)	171,903	171,903
Series D redeemable convertible preferred stock, $.001 par value, 4,373,913 shares authorized at December 31, 2011 and 2010; 4,347,795 shares issued and
outstanding at December 31, 2011 and 2010 (liquidation preference of $15,189,239)	15,189,239	13,848,879
Common stock, $.0001 par value; 50,000,000 shares authorized at December 31, 2011 and
2010; and 1,792,974 shares issued and outstanding at December 31, 2011 and 2010	655	655
Treasury Stock, 1,080 shares of common stock at cost at December 31, 2011 and 2010	(19,121)	(19,121)
Additional paid-in capital	—	—
Accumulated deficit	(87,359,639)	(85,166,436)

Total Stockholders’ Equity	10,603,290	5,978,139

Total Liabilities and Stockholders’ Equity	$19,599,180	$17,874,694

The accompanying notes are an integral part of this statement.

SkyBitz, Inc.

Statements of Income

Year ended December 31,	2011	2010	2009

Revenue
Product	$20,063,793	$15,251,781	$13,037,228
Services	16,499,333	15,284,888	14,764,960

	36,563,126	30,536,669	27,802,188
Cost of Revenue
Product	15,007,837	10,730,759	10,869,917
Services	4,777,512	4,342,214	3,939,125

	19,785,349	15,072,973	14,809,042

Gross Profit	16,777,777	15,463,696	12,993,146

Operating Expenses
Sales and marketing	4,258,418	3,629,829	3,473,027
General and administrative	4,137,850	4,489,155	4,383,376
Research and development	3,817,540	4,780,995	3,513,363

Total Operating Expenses	12,213,808	12,899,979	11,369,766

Operating Profit	4,563,969	2,563,717	1,623,380

Other Income (Expense)
Interest income	8,693	572	29,416
Interest expense	(316,946)	(436,588)	(527,785)
Other expense, including merger related
costs in 2011	(589,483)	(75,584)	(108,173)

	(897,736)	(511,600)	(606,542)

Income before Income Tax	3,666,233	2,052,117	1,016,838

Income tax (benefit) expense	(958,918)	59,300	11,601

Net Income	$4,625,151	$1,992,817	$1,005,237

The accompanying notes are an integral part of this statement.

SkyBitz, Inc.

Statements of Stockholders’ Equity

Years ended December 31, 2011, 2010 and 2009

	Redeemable Convertible Preferred Stock															Additional
	Series A		Series B-1		Series BB		Series C		Series C-1		Series D		Common Stock		Treasury	Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Deficit	Total

Balance, January 1, 2009	1,704	$6,689,508	2,835	$1,454,481	47,629	$25,313,468	14,414,935	$33,588,582	797,191	$171,903	4,347,795	$11,489,249	990,416	$574	$(19,121)	$182,984	$(75,914,591)	$2,957,037

Issuance of common stock through the vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	—	—	375,779	38	—	(38)	—	—
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	51,000	5	—	7,645	—	7,650
Equity compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	11,805	—	11,805
Accretion of preferred stock	—	1,293	—	2,907	—	57,046	—	41,968	—	—	—	76,714	—	—	—	(202,396)	22,468	—
Accretion of preferred stock dividends	—	320,000	—	81,899	—	1,372,314	—	3,034,147	—	—	—	1,055,599	—	—	—	—	(5,863,959)	—
Net Income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,005,237	1,005,237

Balance, December 31, 2009	1,704	7,010,801	2,835	1,539,287	47,629	26,742,828	14,414,935	36,664,697	797,191	171,903	4,347,795	12,621,562	1,417,195	617	(19,121)	—	(80,750,845)	3,981,729

Issuance of common stock through the vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	—	—	375,779	38	—	(38)	—	—
Equity compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,593	—	3,593
Accretion of preferred stock	—	1,293	—	2,907	—	57,046	—	41,968	—	—	—	76,714	—	—	—	(3,555)	(176,373)	—
Accretion of preferred stock dividends	—	320,000	—	81,899	—	1,372,314	—	3,307,219	—	—	—	1,150,603	—	—	—	—	(6,232,035)	—
Net Income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,992,817	1,992,817

Balance, December 31, 2010	1,704	7,332,094	2,835	1,624,093	47,629	28,172,188	14,414,935	40,013,884	797,191	171,903	4,347,795	13,848,879	1,792,974	655	(19,121)	—	(85,166,436)	5,978,139

Accretion of preferred stock	—	1,239	—	2,786	—	54,669	—	40,219	—	—	—	86,202	—	—	—	—	(185,115)	—
Accretion of preferred stock dividends	—	320,000	—	81,899	—	1,372,313	—	3,604,869	—	—	—	1,254,158	—	—	—	—	(6,633,239)	—
Net Income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,625,151	4,625,151

Balance, December 31, 2011	1,704	$7,653,333	2,835	$1,708,778	47,629	$29,599,170	14,414,935	$43,658,972	797,191	$171,903	4,347,795	$15,189,239	1,792,974	$655	$(19,121)	$—	$(87,359,639)	$10,603,290

The accompanying notes are an integral part of this statement.

SkyBitz, Inc.

Statements of Cash Flows

Year ended December 31,	2011	2010	2009

Changes in Cash and Cash Equivalents

Cash Flows from Operating Activities
Net Income	$4,625,151	$1,992,817	$1,005,237
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	688,902	798,143	852,384
Write off of intangible asset	—	131,463	—
Amortization of debt discount	75,000	75,000	91,088
Bad debt expense	246,628	248,742	210,000
Deferred tax benefit	(1,020,000)	—	—
Equity compensation expense	—	3,593	11,805
Changes in net assets and liabilities:
Accounts receivable	(499,976)	(266,296)	93,952
Inventory	(373,548)	(608,251)	(215,671)
Deferred cost of sales	1,307,026	756,854	1,389,446
Prepaid expenses and other assets	166,730	350,858	(873,039)
Accounts payable	450,559	413,204	(1,162,430)
Other accrued expenses and current liabilities	(145,602)	(274,533)	(198,646)
Accrued compensation and payroll taxes	33,545	346,362	(192,345)
Deferred revenue	(1,380,457)	(1,475,627)	(2,175,807)
Accrued warranty liability	66,289	(54,827)	3,575
Restricted cash	—	—	800,000

Net Cash Provided by (Used in) Operating Activities	4,240,247	2,437,502	(360,451)

Cash Flows from Investing Activities

Purchases of property and equipment	(419,081)	(785,806)	(403,393)
Investment in intangible assets	(107,323)	(81,117)	(114,449)
Short-term investment	—	—	(800,000)

Net Cash Used in Investing Activities	(526,404)	(866,923)	(1,317,842)

Cash Flows from Financing Activities
Payments on capital leases	—	—	(67,255)
Proceeds from issuance of common stock	—	—	7,650
Payments on senior debt notes payable	(1,999,999)	(1,666,660)	—

Net Cash Used in Financing Activities	(1,999,999)	(1,666,660)	(59,605)

Net (Decrease) Increase in Cash and Cash Equivalents	1,713,844	(96,081)	(1,737,898)

Cash and Cash Equivalents, beginning of year	4,866,178	4,962,259	6,700,157

Cash and Cash Equivalents, end of year	$6,580,022	$4,866,178	$4,962,259

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$193,148	$314,412	$466,697
Cash paid for income taxes	103,567	4,900	—

The accompanying notes are an integral part of this statement.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE A—ORGANIZATION AND OPERATIONS

SkyBitz, Inc. (the Company) was incorporated on August 12, 1992 under the laws of the State of Delaware and the Company’s headquarters are in Sterling, VA.  The Company sells mobile wireless devices and related applications and provides asset tracking services using satellite technology to customers throughout the United States. The Company’s current business model is primarily based on the sale of mobile terminals and related accessory products, with recurring revenues for monthly asset tracking services.  Historically, the Company’s principal market focus has targeted the U.S. domestic transportation trucking sector. Early in 2010, the Company entered into a strategic partnership with a leading provider of global satellite services. Management intends to exploit this new relationship to expand the Company’s service offerings internationally giving SkyBitz a global satellite footprint.

The Company also has a minority interest in a joint venture in Mexico which is accounted for on the equity method. The carrying value of this investment has been written down to zero and the activity in this venture has not been material.  SkyBitz de Mexico ceased operations in 2009 and there have been no plans by management to continue doing business under the Joint Venture.

NOTE B—SKYBITZ/TELULAR MERGER

On December 3, 2011, following the approval of its board of directors, SkyBitz, Inc. entered into a Merger Agreement with Telular Corporation (“Telular”), an Illinois based publicly traded technology company.  The merger agreement was subsequently approved by the requisite stockholders of SkyBitz on December 15, 2011 with closing subject to certain contingencies being resolved. The Merger was consummated on February 1, 2012 with resulting Merger Consideration at closing of $45 million comprised of $36 million in cash and 1,020,000 million shares of Telular stock valued at approximately $9 million.

The aggregate liquidation preference that the preferred stockholders are entitled to be paid under the SkyBitz charter was over $105 million as of December 31, 2011.  As a result, the merger consideration to be paid in the Telular transaction was only sufficient to fully pay the liquidation preference of the Series D Preferred Stock and partially pay the liquidation preference of the Series C Preferred Stock.

Because no merger consideration was paid to the holders of Series A, B-1, BB and C-1 Preferred Stock or the holders of Common Stock (or “junior stock”), the board formed a special committee to engage in discussions with the holders of Series C and D Preferred Stock (or “senior stock”) to maximize the value of the junior stock.  These discussions resulted in the holders of senior stock agreeing to allocate $250,000 to the holders of junior stock and also agreeing not to participate in that allocation.  The Company’s common stockholders and holders of stock options exercisable into common stock otherwise received no proceeds from the merger.

In connection with the merger transaction, SkyBitz paid in February 2012, just prior to closing, certain bonus payments of approx. $1.575 million to its senior management team under its previously approved “Management Carve Out Plan”.  In addition, SkyBitz terminated its existing employment agreement with its Chief Executive Officer and agreed to pay a termination severance payment of approx. $1.185 million.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) applied on a basis consistent with that of the preceding years. Outlined below are those policies considered particularly significant.

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the balance sheet date, as well as the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  Estimates are used in accounting for, among other things, allowance for bad debts and inventory obsolescence, revenue recognition, accrual of warranty obligations, income taxes, state sales and use tax liabilities and share-based transactions.

Revenue Recognition

Revenue is derived from sale of the Company’s equipment (mobile terminals), accessories, and related satellite-based tracking services.  Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, prices are fixed and determinable, and collection is reasonably assured.

The Company enters into multiple element arrangements and accounts for them in accordance with Accounting Standards Codification (ASC) Topic 605, Revenue Recognition, subtopic 25, Multiple-Element Arrangements. The codification requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meets specific criteria.  In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative selling prices.  The sale of mobile terminals along with accessories and related asset tracking services constitutes a revenue arrangement with multiple deliverables. The Company recognizes revenue from activation fees over the estimated useful life of its customer contractual relationship which management currently estimates to be approximately four years.

Concentrations of Risk

Financial instruments which subject the Company to concentrations of credit risk consist of cash, cash equivalents, short-term investment and accounts receivable.  The Company places its cash and cash equivalents with high-quality financial institutions.  In addition, the Company invests excess cash balances in non-FDIC insured money market funds.  Management believes the risk in these situations to be minimal.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Concentrations of Risk—Continued

As of December 31, 2011, the Company had no single customer that individually accounted for more than ten percent of total accounts receivable.  As of December 31, 2010, the Company had one customer that individually accounted for 20 percent of total accounts receivable.  The Company uses only one vendor to manufacturer its mobile terminal units and as of December 31, 2011 and 2010, the amount owed to this vendor represented 42 percent and 38 percent of total trade payables, respectively. In addition, the company currently has long-term agreements with two satellite providers to provide its tracking services.

Cash and Cash Equivalents

The Company considers all highly liquid investments having an original maturity, at the time of purchase, of three months or less to be cash or cash equivalents for purposes of the statements of cash flows. Certain cash equivalents which fund the Company’s treasury sweep account are not insured by the FDIC.

Restricted Cash

At December 31, 2011 and 2010, the Company had $300,000 in certificates of deposit to collateralize letters of credit issued to cover its office lease standby letter of credit and a letter of credit related to a corporate credit card.

Investments

Investments held by the Company as of December 31, 2011 and 2010 consist of an $800,000 certificate of deposit and is recorded at fair value.  $750,000 of this investment is used to collateralize letters of credit issued to a supplier and $50,000 of this investment is used to secure the line issued by bank related to a corporate credit card and is included in restricted cash and investments in the accompanying balance sheets.

Accounts Receivable

The Company has accounts receivable from its customers from revenue transactions generated in the ordinary course of business which are recorded at the invoiced amount and do not bear interest.  Accounts receivable related to equipment sales are generally secured by the underlying equipment.  All other accounts receivable are generally unsecured.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The allowance for doubtful accounts was $632,637 and $510,288 at December 31, 2011 and 2010, respectively.  The Company utilizes the specific identification method for establishing the adequacy of its allowance for doubtful accounts whereby accounts receivable are reviewed by management for collectability with any necessary adjustments to the allowance being made when management deems collection uncertain.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Inventories

Inventories consist of mobile terminal units, accessories, and related parts.  Inventories are recorded at the lower of cost or market and cost is determined on a first-in, first-out basis.  The Company recorded a write down of certain inventories to market in 2011 and 2010 in the amount of $239,872 and $89,620, respectively.

Deferred Cost of Sales

When hardware revenue is deferred, the associated cost is also deferred.  The deferred costs are charged to cost of sales over a period of three to five years to match revenues recognized.

Accrued Warranty Liability

The Company records a liability for an estimate of costs that it may incur under its standard warranty when product revenue is recognized.  Factors affecting the Company’s warranty liability include the number of units sold and historical and anticipated rates of claims and costs per claim.  The Company periodically assesses the adequacy of its warranty liability based on changes in these factors. The Company’s standard policy is to warrant hardware for a one year period.

Extended warranties on the Company’s product offerings are evaluated by management to determine if there is sufficient warranty experience to determine potential future product returns and record an estimated warranty expense at the time of sale, otherwise, actual warranty claims are recorded as incurred.  In sales transactions where the extended warranty period offered extends beyond the Company’s historical warranty experience, the equipment revenue and associated cost of goods sold are deferred and recognized over the life of the extended warranty and warranty costs are expensed as incurred.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, short-term investments, receivables, accrued expenses, and accounts payable, approximated fair value as of December 31, 2011 and 2010 because of the relatively short duration of these instruments.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years.  Leasehold improvements and assets held under capital leases are amortized over the estimated useful life of the asset or the term of the lease, whichever is shorter.  Significant additions or improvements extending the useful life of an asset are capitalized; maintenance and repair costs are expensed as incurred.  At the time property and equipment are sold or retired, the cost of the asset and the related accumulated depreciation are removed from their respective accounts and any gains or losses are included in the statements of operations.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Intangible Assets

The Company accounts for intangible assets, primarily patents, in accordance with ASC 350, Intangibles-Goodwill and Other, which requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives and reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Such intangibles are amortized using the straight line method over the twenty year life of each patent.

Impairment of Long-lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.  An impairment loss is indicated when the undiscounted cash flows expected to be generated by an asset (or group of assets) are less than its carrying amount.  Any required impairment loss is measured as the amount by which the asset’s carrying value exceeds its fair value, and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.  There were no impairment losses recognized during the three years ended December 31, 2011, 2010, and 2009.

Research and Development Costs

Costs resulting from the research and development of the Company’s products are expensed as incurred.

Income Taxes

The Company follows ASC 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized.  Income tax expense represents the current tax provision for the period and the change during the period in deferred tax assets and liabilities.

The Company complies with the accounting standard which provides guidance on accounting for uncertain tax positions.  In accordance with this guidance, the Company recognizes income tax benefits in its financial statements only when it is more likely than not that the tax positions creating those benefits will be sustained by the taxing authorities based on the technical merits of those tax positions.  The Company assesses whether previously unrecognized tax positions may be recognized when the tax position is (1) more likely than not of being sustained based on its technical merits, (2) effectively settled through examination, negotiation or litigation, or (3) settled through actual expiration of the relevant tax statutes.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Accounting for Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation. Under ASC 718, the Company recognizes compensation expense in the statement of operations using the fair value method for all new share-based awards. Under ASC 718, the grant date fair value of awards is recognized as expense on a straight-line basis over the requisite service period (usually the vesting period). The fair value for stock options is determined using the Black-Scholes option pricing model. Due to the lack of a public market for the equity securities of the Company, the estimate of fair value of the common stock, the estimates of certain variables used in option-pricing models, and the ultimate estimates of fair value determined using the Black-Scholes option pricing model, both before and after the adoption of ASC 718, requires significant judgment.   The measurement of compensation for restricted stock awards is based on the market value of the shares issued.

Leases

The Company recognizes rent expense on a straight-line basis over the term of each lease. Lease incentives or abatements, received at or near the inception of leases, are recorded as a deferred credit and recognized as a reduction to rent expense over the life of the lease. As of December 31, 2011 and 2010, the Company has recorded deferent rent of $16,703 and $108,309, respectively, of which the noncurrent balance of $0 and $16,703, respectively, is shown under non-current liabilities in the balance sheets while $16,703 and $91,606, respectively, is shown under Other accrued expenses and current liabilities in the balance sheets.

Deferred Financing Costs

Costs incurred related to the revolving line of credit are deferred and amortized as interest expense over the term of the related debt using the straight-line method. These deferred costs are reflected as a component of other long-term assets, while the current portion of the deferred financing costs is reflected as a component of prepaid expenses and other current assets in the accompanying balance sheets.

Advertising Expenses

The Company expenses advertising costs in the period incurred. Advertising expense was approximately $108,667, $107,730 and $61,816 for the years ended December 31, 2011, 2010 and 2009, respectively.

Sales Tax

Sales taxes imposed on the customers are excluded from revenue where the Company is required by law or regulation to act as collection agent for the taxing jurisdiction.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and are classified as part of cost of sales.

Reclassifications

Certain prior-year amounts related to the Company’s operations and customer service function in the accompanying 2010 and 2009 financial statements have been reclassified to conform to the current-year presentation.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE D—PREPAID EXPENSES AND OTHER CURRENT AND NON-CURRENT ASSETS

Prepaid expenses and other current assets consist of the following at December 31:

	2011	2010

Prepaid satellite airtime and hosting	$547,915	$533,221
Other prepaid expenses	242,610	227,139
Sales-type lease receivables, current portion	74,418	136,905
Deferred financing costs	16,136	24,204
Demonstration units	6,149	18,368
Prepaid license fees	14,004	13,017

	$901,232	$952,854

Non-current other assets of $54,524 and $153,496 represent the long-term portion of sales-type lease receivables due at December 31, 2011 and 2010, respectively.

NOTE E—PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	Depreciable
	Lives	2011	2010

Computer components	3-5 years	$1,388,491	$1,353,220
Other equipment	3-5 years	3,602,742	3,219,501
Furniture and fixtures	7 years	201,014	200,444
Leasehold improvements	life of lease (1)	261,050	261,050

		5,453,296	5,034,215
Less: accumulated depreciation		(4,138,668)	(3,465,888)
		$1,314,628	$1,568,327

(1)              Or the life of the asset, whichever is shorter.

Depreciation expense was $672,780, $779,650 and $838,205 for the years ended December 31, 2011, 2010, and 2009, respectively.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE F—INTANGIBLE ASSETS

Intangible assets include costs for registration and annual maintenance costs of the Company’s intellectual property with the US Patent office and are being amortized on a straight-line basis over a period of 20 years.

	2011	2010

Patent costs	$369,507	$262,183
Accumulated amortization	(42,783)	(26,658)

	$326,724	$235,525

During 2011, 2010 and 2009, amortization expense related to intangible assets was $16,122, $18,493 and $14,179, respectively. During 2010, patent costs previously capitalized of $131,463, net of accumulated amortization costs were written off based on an evaluation of each patent’s status and future value.  The weighted average estimated lives for the patents are approximately 20 years.  The future annual amortization expense for the intangible assets, based upon the Company’s existing intangible assets and the current useful lives, is estimated to be the following as of December 31, 2011:

Year ending December 31,

2012	$18,475
2013	18,475
2014	18,475
2015	18,475
Thereafter	252,824

$326,724

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE G—ACCRUED WARRANTY, ACCRUED EXPENSES AND OTHER CURRENT
LIABILITIES

The following table shows activities within the accrued warranty accounts for the standard one-year warranty as well as the warranty for battery replacements for shipments under the extended warranty arrangements:

	2011	2010

Beginning balance	$255,460	$310,287
Warranty costs incurred	(227,299)	(174,399)
Additions to accrued warranty (1)	293,588	119,572

Ending balance	$321,749	$255,460

(1)	Recorded as an increase to cost of revenues in each period.

When the Company enters into product sales with extended warranties and the Company’s warranty obligation cannot be estimated, a warranty liability is not recorded and the sale is deferred.  In 2011, the Company recorded warranty expense of $384,451 related to sales under the extended warranty arrangements, for actual warranty costs incurred.

Accrued expenses and other current liabilities consist of the following at December 31:

	2011	2010

Sales tax	$263,745	$244,043
Other accrued cost of goods sold	350,966	266,847
Professional fees	87,007	103,490
Deferred rent	16,703	91,606
Accrued construction-in-progress	—	78,816
Accrued research and development cost	875	35,528
Other	128,231	115,005

	$847,527	$935,335

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE H—SENIOR DEBT AGREEMENT

Senior Debt Agreement

During 2008, the Company entered into a $5 million senior debt financing with a financial institution which matures in August 2012. The Company drew down the entire $5 million during 2008 at closing and used a portion of the proceeds to retire the amount due on a prior senior debt facility. The senior debt is collateralized with all right, title and interest of the Company in and to the following: all accounts receivable, inventory, equipment, general intangibles (including without limitation all intellectual property and deposit accounts), investment property and other property.  The senior debt line has a single financial covenant measuring operating Earnings Before Interest, Taxes, Depreciation and Amortization (defined as GAAP EBITDA adjusted for changes in deferred revenue, deferred cost of sales and capital expenditures).

The term of the loan is 48 months with the first 18 months of payments interest only.    Warrants equal to 6 percent of the total senior debt borrowing were issued at the Series D fair value stock price. The portion of the proceeds allocated to the warrants was reflected as additional paid-in capital and a discount was recorded against the face amount of the underlying debt amounting to $300,000.  This debt discount is being amortized over the term of the debt using the interest method and is included in interest expense.  The interest rate for 2011 is a base rate plus 3%, but not less 7.5% per annum. The effective rate of interest at December 31, 2011 was 7.76%.  As of December 31, 2011, the Company had outstanding borrowings of $1,333,341 against this senior debt line.

The Company is in compliance with the financial covenants as of December 31, 2011.

Future Debt Payments-Senior Debt Financing

Year ending December 31,

2012	$1,333,341

1,333,341
Less: Debt discount	(48,187)

Senior Debt obligations	$1,285,154

The balance of the Company’s senior debt was paid off prior to closing of the Telular merger disclosed in Note B on February 1, 2012.

The Company’s long-term borrowing is recorded at historical values. Based on the borrowing rates currently available to the Company for bank loans with similar terms, the fair value of the Company’s long-term borrowing is $1.3 million at December 31, 2011.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE I—REVOLVING LINE OF CREDIT

During 2008, the Company entered into a $3 million revolving line of credit with a financial institution.  As part of the closing of this transaction, the Company repaid and canceled its then existing $3 million revolving line-of-credit and a $1.5 million borrowing line to fund purchases of equipment. The $3 million revolving line of credit facility is collateralized with all right, title and interest of the Company in and to the following: all accounts receivable, inventory, equipment, general intangibles (including without limitation all Intellectual Property and deposit accounts), investment property and other property.  The revolving line of credit has a 24 month term and expired in August 2010. The interest rate was based on the prime rate plus 1 percent.  The re-negotiated extension on the revolving line of credit discussed below calls for interest to be calculated on the prime rate plus 3 percent, with a minimum interest rate of 7.5 percent. The revolving line of credit has a single financial covenant measuring operating EBITDA (defined as GAAP EBITDA adjusted for changes in deferred revenue, deferred cost of sales and capital expenditures).

In 2010, the Company re-negotiated its $3 million 2008 revolving line of credit with its existing financial institution to extend the maturity of its 2008 revolving line of credit to be coterminous with the $5 million senior debt financing. The extension allowed the Company to draw on the line of credit up to August 26, 2012.

In December 2010, a $500,000 letter of credit was issued to a key manufacturer of the Company and has accordingly reduced the amount available for borrowing under the revolving line of credit. This letter of credit expired on December 31, 2011.  As of December 31, 2011, the Company had $3 million available on this line of credit. The Company is in compliance with the financial covenants as of December 31, 2011.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE J—DEFERRED FINANCING COST

The deferred financing costs consist of the following as of December 31:

	2011	2010

Deferred financing costs	$154,903	$154,903
Accumulated amortization	(138,767)	(114,563)

Deferred financing costs, net	$16,136	$40,340

Amortization of deferred financing costs was $23,204, $43,566, and $53,248 for the years ended December 31, 2011, 2010 and 2009, respectively, and is recognized as interest expense.

Deferred financing cost is included as part of prepaid expenses and other current assets for the current portion.

NOTE K—COMMON STOCK

At December 31, 2011, a total of 29,283,797 shares of the Company’s common stock have been reserved for the potential conversion of the Company’s Convertible Preferred Stock, including warrants issued for preferred stock, into common stock:

Series A	295,859
Series B-1	158,960
Series BB	8,930,428
Series C-1	797,191
Series C	14,473,097
Series D	4,628,262

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE L—WARRANTS

The Company has issued the following warrants:

•
In relation to the Company’s entering into its senior debt financing facility, the Company issued 204,082 warrants which were issued at the Series C fair value stock price. The Company recorded a $300,000 debt discount related to this debt during 2006 which was being amortized using the interest method over the term of the debt which has been fully amortized as of December 31, 2010.  These warrants will expire on April 28, 2016 and have an exercise price of $1.47. On February 1, 2012, the warrant holder exercised their warrants in connection with the Telular merger disclosed in Note B.

•
In relation to the revolving line-of credit entered into by the Company with a certain bank in 2006, 26,086 warrants were issued and were accounted for as a discount against the face amount of the underlying debt of $60,000.  This debt discount was amortized over the term of the debt using the interest method and was fully amortized as of December 31, 2010. These warrants will expire on August 3, 2011 and have an exercise price of $2.30.  The warrant expired on August 3, 2011.  In 2007 the company issued an additional 19,565 warrants at the Series D fair value stock price. These warrants were set to expire on March 16, 2012, but on February 1, 2012, the warrant holder exercised their warrants in connection with the Telular merger disclosed in Note B.

•
In relation to the Company’s $5 million senior debt financing in 2008 (as discussed in Note H), 130,435 warrants equal to 6 percent of the total senior debt borrowing were issued at the Series D fair value stock price. The portion of the proceeds allocated to the warrants was reflected as additional paid-in capital and a discount was recorded against the face amount of the underlying debt amounting to $300,000.  This debt discount is being amortized over the term of the debt using the interest method and has been fully amortized as of December 31 2010.  These warrants will expire on August 26, 2018 and have an exercise price of $2.30. On February 1, 2012, the warrant holder exercised their warrants in connection with the Telular merger disclosed in Note B.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE M—REDEEMABLE CONVERTIBLE PREFERRED STOCK

On July 27, 2000, the Company authorized the issuance of 10,000 shares of Series A Convertible Preferred Stock (the Series A Preferred Stock).  On July 29, 2000, 1,720 shares of the Series A Preferred Stock were issued at a price per share of $2,325.  Total gross proceeds from this issuance were $4 million and issuance costs totaled $50,000 to reduce the preferred stock.

On October 31, 2002, the Company authorized the issuance of 13,889 shares of Series B Convertible Preferred Stock (the Series B Preferred Stock) at a price per share of $360.  Total gross proceeds from this issuance were $5 million; related issuance costs were $662,407.  During 2003, the Company issued 22,223 additional shares of Series B Preferred Stock for gross proceeds of $8 million; related issuance costs were $195,071.

On November 12, 2003, the Company authorized the issuance of Series C Convertible Preferred Stock (the Series C Preferred Stock).  On December 23, 2003, 10,884,354 shares of the Series C Preferred Stock were issued at a price per share of $1.47 per share.  Total gross cash proceeds from this issuance were $12 million.  Total issuance costs of $513,894 reduced the preferred stock.  Series B Preferred Stockholders participating in the Series C Round had the ability to convert their shares to a new designation of preferred stock, Series BB Preferred.  On December 23, 2003, all of the outstanding shares of Series B Preferred Stock were converted to Series BB Preferred Stock for those who participated in the Series C round, or Series B-1 Preferred Stock for those who did not participate.  The Series BB Preferred Stock holds substantially the same terms as the Series B Preferred Stock.  The Company also issued 797,213 shares of Series C-1 Preferred Stock on December 23, 2003 in exchange for the accrued interest of $171,903 from the bridge notes.

On March 15, 2004, the Company issued 1,047,611 additional shares of Series C Preferred Stock for total consideration of $1,540,020.  During 2005, 2,448,979 additional shares of Series C Preferred Stock for total consideration of $3 million were issued.

On December 15, 2006, the Company authorized the issuance of 4,373,913 shares of Series D Convertible Preferred Stock (the Series D Preferred Stock). On December 18, 2006, 3,296,644 shares of the Series D Preferred Stock were issued at a price of $2.30 per share. Total gross proceeds from the issuance were $7,582,281. Total issuance costs of $309,333 reduced the preferred stock. During February and March 2007, 405,806 shares of the Series D Preferred Stock were issued at a price of $2.30 per share. Total gross proceeds from the issuance were $933,354. Total issuance costs of $36,808 reduced the preferred stock. During March 2008, 645,345 shares of the Series D Preferred Stock were issued at a price of $2.30 per share. Total gross proceeds from the issuance were $1,484,294. Total issuance costs of $37,428 reduced the preferred stock. The issuance costs are being accreted against additional paid-in capital on a straight-line basis through the Series D redemption date of December 18, 2011, which approximates the effective interest method.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE M—REDEEMABLE CONVERTIBLE PREFERRED STOCK—Continued

Voting Rights

The holders of Series A, Series B-1, Series BB, Series C and Series D Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote.  Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each share of Series A, Series B-1, Series BB, Series C and Series D Preferred Stock is convertible at the time of such vote.  Series C-1 has no voting rights.

A separate vote of Series C and Series D Preferred Stockholders is required, either (1) a majority of each class of Series C and Series D Preferred Stock or (2) holders of at least 60 percent of the outstanding shares of Series C and Series D Preferred Stock voting together, must be obtained, in order to amend the Certificate of Incorporation or effectuate a liquidation, bankruptcy filing, merger, sale, initial public offering, change in the number of authorized shares of any preferred series, issuance of preferred shares, redemption or purchase of preferred or common stock or designation of a new class of stock, among other matters.

Dividend Rights

The holders of all classes of preferred stock, other than the Series C-1 non-voting Preferred Stock, are entitled to receive, out of funds and assets legally available, if and when declared by the Board of Directors, cumulative annual dividends equal to 8 percent for the Series A, Series B-1 and Series BB Preferred Stock (collectively, the Junior Preferred Stock). The holders of Series C Preferred Stock are entitled to receive, out of funds and assets legally available, if and when declared by the Board of Directors, cumulative compounding annual dividends equal to 11 percent through the period ended December 17, 2006 and 9 percent thereafter. Provisions of the Series D Preferred Stock offering reduced the dividend rate applicable to the Series C Preferred Stock offering from 11 to 9 percent concurrent with the first issuance of Series D Preferred Stock. The holders of Series D Preferred Stock (the Senior Preferred Stock) are entitled to receive, out of funds and assets legally available, if and when declared by the Board of Directors, cumulative compounding annual dividends equal to 9 percent. Through December 31, 2011, no dividends have been declared or paid by the Company.

Liquidation Preference

Series D stockholders were granted a one time (1X) liquidation preference, including any accrued but unpaid dividends, prior to any sharing of liquidation proceeds with any of the other shareholders. The provisions of the Series D Preferred Stock offering also guaranteed Series D stockholders a minimum return of one and one half times (1.5X) return on their original investment as downside protection. In the event liquidation proceeds are not sufficient to satisfy the 1.5X minimum provision, the proceeds will be allocated on a pro-rata basis amongst only the Series D holders.  After full satisfaction of the Series D liquidation preferences, when and if available, remaining proceeds will be paid in order of liquidation preference until the full liquidation preference is satisfied, or on a pro-rata basis:  Series C (up to two times original issue price plus accrued but unpaid dividends, Series C-1 (up to original issue price), Series BB ($8,177,661 plus accrued but unpaid dividends), Series B-1 (accrued but unpaid dividends), and Series A (accrued but unpaid dividends) and thereafter all common and preferred stockholders, distributed on an as-converted-to-common basis. The provisions of the Series D Preferred Stock offering eliminated the original purchase price liquidation preferences for Series A ($4 million issue price)  and Series B-1 ($1,023,740 issue price) Preferred Stock and reduced the liquidation preference on the Series BB liquidation price from one time original issue price of $17,153,921 to $8,177,661.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE M—REDEEMABLE CONVERTIBLE PREFERRED STOCK—Continued

Conversion

Shares of all classes of preferred stock are convertible into shares of common stock on a one-for-one basis, at any time and at the option of the holder.  The initial conversion price is subject to adjustment in accordance with anti-dilution provisions contained in the Company’s Certificate of Incorporation.

No fractional shares shall be issued upon conversion of shares of preferred stock into common stock.

Conversion is effected immediately upon the consummation of a firm-commitment underwritten public offering which yields a price per share of at least $9.20 and gross proceeds of at least $40 million.

Upon closing of the Series D Preferred Stock round of financing, the conversion price, by stock class designation, is as follows:

Designation	Conversion Price

Series A	$13.39
Series B-1	6.44
Series BB	1.92
Series C	1.47
Series C-1	1.47
Series D	2.30

Redemption

The provisions of the Series D Preferred Stock offering changed the redemption anniversary date to any time following the fifth anniversary of the Series D Preferred Stock issuance date.  On the redemption date, any holder of Series D Preferred Stock may require the Company to redeem all or a portion of its shares, subject to the written consent of the holders of a majority of the then-outstanding Series D Preferred stockholders.  The Series C Preferred Stock shares are redeemable, subject to written consent of a majority of the holders at the date, after Series D redemption date and payment.  Series A, Series BB, Series B-1, and Series C-1 Preferred Stock shares are redeemable, at the request of any holder, on or after the redemption and payment of Series D and C Preferred Stock.

The redemption price per share for all stock class designations shall be equal to the greater of the issued price per share, plus accrued and unpaid dividends, or the then-fair market value per share.

If the Company does not have sufficient funds legally available to redeem all shares of preferred stock at any redemption date, the Company will redeem such shares pro rata to the extent possible and shall redeem the remaining shares as soon as sufficient funds are legally available.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE M—REDEEMABLE CONVERTIBLE PREFERRED STOCK—Continued

Covenants

The Company has certain restrictive covenants related to the Series C and Series D Preferred Stock.  The Company may not, without approval of holders of at least 60 percent of the outstanding shares of Series C and Series D Preferred Stock voting together, change the location of its business, incur indebtedness or make capital expenditures, acquisitions or investments in excess of specified limits or enter into customer or supplier contracts with an aggregate value in excess of specified limits.

Registration Rights

Pursuant to a contract entered into by the Company and certain preferred stockholders: (i) the Series D, Series C and Series BB stockholders have demand registration rights exercisable at any time after the earlier of six months after an initial public offering or five years from Series D issuance date; (ii) the Series D and Series C stockholders have Form S-3 registration rights, and (iii) all preferred stockholders have “piggyback” registration rights (related to a potential future offering of other securities).

NOTE N—DEFINED CONTRIBUTION BENEFIT PLAN

The Company has a 401(k) Profit Sharing Plan (defined contribution plan) under Section 401(k) of the Internal Revenue Code (IRC).  This plan covers substantially all full-time employees.  The Company does not currently provide any match for employee contributions.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE O—INCOME TAXES

SkyBitz, Inc. has provided for income taxes based on U.S. tax laws and rates. Deferred tax assets and liabilities are determined based on the difference between GAAP financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Income tax expense (benefit) consisted of the following:

	2011	2010	2009

Current
Federal	$26,514	$13,769	$—
State	34,568	45,531	11,601

	61,082	59,300	11,601

Deferral
Federal	(910,427)	—	—
State	(109,573)	—	—

	(1,020,000)	—	—

	$(958,918)	$59,300	$11,601

Significant components of the Company’s deferred taxes as of December 31 are as follows:

	2011	2010

Deferred tax assets:
Net operating loss and AMT credit carry forwards	$13,834,067	$13,847,087
Stock-based compensation	26,978	26,978
Accrued expenses	373,502	220,456
Deferred revenue	1,215,118	2,238,565
Allowance for doubtful accounts	240,985	312,496

Gross deferred tax assets	15,690,650	16,645,582

Deferred tax liabilities:
Depreciation	(510,200)	(431,719)
Cost of Goods Sold	(844,551)	(1,342,423)
Other	(6,175)	—

Gross deferred tax liabilities	(1,360,926)	(1,774,142)

Net deferred tax asset	14,329,724	14,871,440
Valuation allowance	(13,309,724)	(14,871,440)

Total	$1,020,000	$—

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE O—INCOME TAXES—Continued

A significant portion of the Company’s deferred tax assets are associated with net operating loss carryfowards. In prior years, the Company recorded a valuation allowance against all deferred tax assets as the probability of realizing all or a portion of these related tax benefits was not more likely than not. In fiscal 2011, management assessed its historical operating results on a cumulative three-year basis and determined that it was more likely than not that it would be able to recognize, in the future, the benefits of certain deferred tax assets.  Therefore, a partial reduction in the valuation allowances associated with these deferred tax assets was recorded and a deferred tax benefit was recorded in the amount of $1,020,000.  Such amount was derived using the Company’s forecasted operating results for 2012. Although the Company has reported income before income taxes in each of the last three years, prevailing uncertainty in the overall U.S. and world economies make it difficult to forecast medium and long-term financial results for the purpose of measuring a deferred tax asset.  Therefore, management believes it is too uncertain to project pre-tax income associated with its operations beyond 2012.

A reconciliation between the provision for income taxes from operations computed using the federal statutory income tax rate and the Company’s effective tax rate is as follows:

	2011	2010	2009

Income tax expense at federal rate	34.0%	34.00%	34.00%
State income taxes	4.09%	4.09%	4.09%
Non-deductible merger costs	6.12%	—%	—%
Other permanent items	0.25%	0.50%	1.17%
Change in valuation allowance	(97.32%)	(36.72%)	(38.12%)

	(25.04%)	1.87%	1.14%

In 2008, the Company has conducted an analysis of its net operating loss and tax credit carry forwards under Sections 382 and 383 of the Internal Revenue Service Code (Section 382).  Under Section 382, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change in its equity ownership over a three-year period), the corporation’s ability to use its pre-change of control net operating loss carry forward and other pre-change tax attributes against its post-change income may be limited. The Section 382 limitation is applied annually so as to limit the use of pre-change net operating loss and tax credit carry forwards.  Certain net operating loss carry forwards will only be available as time passes at a rate of $228,804 each year between 2010 and 2022.  Thus, $3.2 million of net operating loss carry forward will not be available currently and will amortize and be made available between 2010 and 2022.

As a result of this analysis, the Company determined that approximately $11.9 million of net operating loss carry forwards and $31,000 of tax credits would expire unused and were permanently impaired.  As such, the deferred tax asset disclosed above represents the portion of the net operating losses that could be used to offset taxable income in the future.  As of December 31, 2011, the Company had net operating losses of $33.3 million which expire between 2011 and 2027.

SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE P—ACCOUNTING FOR STOCK-BASED COMPENSATION

Stock Incentive Plan

In July 2000, the Company adopted the 2000 Stock Incentive Plan (the 2000 Plan) for eligible employees, officers, directors and any other individuals providing bona fide services to or for the Company or its affiliates.  A total of 4,783,444 shares of common stock were reserved for issuance of incentive awards as of December 31, 2005.

During 2006, the Company amended its 2000 Plan such that an additional 519,553 shares were reserved for issuance of incentive awards.

In January and September 2007, the Company’s Board of Directors voted to increase the stock option pool by 1,084,586 and 500,000 additional shares, respectively.  As of December, 31, 2011 a total of 6,887,583 shares have been reserved for issuance under the Company’s Equity Incentive Plan.

Stock Options

Stock options granted are subject to individual Stock Option Agreements, which include various vesting schedules and terms.  The exercise period for stock options granted does not exceed ten years.  Options granted under the Plan generally vest annually over a two to four year period from the date of grant.  Options are exercisable only to the extent that they are vested per the terms of the individual stock option agreements.  The Company expenses the value of these option grants over the vesting period.  The Company recorded insignificant amounts of compensation expense related to stock options issued to employees prior to 2010. In 2010 and 2011, based on internal analysis or analysis prepared by a third party, management concluded that common stock does not contain value.  The Common Stock valuation was largely driven by the fact that estimates of enterprise value were greatly exceeded by Preferred Stock preferences.  Accordingly, the Company did not record compensation expense for 2010 option grants. The company did not grant any options in 2011 All options granted under the Company’s stock-based compensation plan during the years ended December 31, 2010 and 2009 had an exercise price greater than or equal to the estimated fair value of the underlying common stock on the date of grant.

The fair value of the options are estimated on the date of grant using the Black-Scholes Merton pricing model that uses the assumptions in the following table for options granted during the year ended December 31:

	2011	2010	2009

Dividend yield	NA	0.0%	0.0%
Volatility	NA	40.0%	40.0%
Risk-free interest rate	NA	2.82% – 3.21%	2.82% – 2.98%
Expected life of options (in years)	NA	6.25	6.25

Dividend Yield – The Black-Scholes-Merton valuation model calls for a single expected dividend yield as an input.  The Company has not paid dividends on its common shares in the past several years, nor does it expect to pay dividends in the future.  As such, the Company used a dividend yield percentage of zero.

Expected Volatility – The expected volatility of the Company’s shares was estimated based upon an average of volatility rates for publicly-traded technology and asset tracking companies along with review of the Company’s indices.

 SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE P—ACCOUNTING FOR STOCK-BASED COMPENSATION—Continued

Risk-free Interest Rate – The Company based the risk-free interest rate used in the Black-Scholes-Merton valuation model on the implied yield available on a U.S. Treasury note with a term that approximates the expected term of the underlying grants.

Expected Term – The expected term of options was determined by using the simplified method, which is calculated as the weighted-average of the vesting period and the original contractual term.

The following table summarizes the activity of the Company’s stock option plans:

		Weighted
	Options	Number of	Average
	Available	Options	Exercise
	to Grant	Outstanding	Price

January 1, 2008	1,278,984	5,184,059	$0.17

Granted	(1,146,500)	1,146,500	0.20
Exercised	—	(51,000)	0.15
Forfeited/cancelled	2,572,315	(2,572,315)	0.17

December 31, 2009	2,704,799	3,707,244	0.18

Granted	(1,085,000)	1,085,000	0.20
Exercised	—	—	—
Forfeited/cancelled	592,250	(592,250)	0.17

December 31, 2010	2,212,049	4,199,994	0.18

Granted	—	—	—
Exercised	—	—	—
Forfeited/cancelled	261,452	(261,452)	0.11

December 31, 2011	2,473,501	3,938,542	$0.18

The weighted-average grant date fair value for stock option grants was $0, $.01 and $.01 for 2011, 2010 and 2009, respectively.

All of the Company’s outstanding stock options outstanding as of December 31, 2011 expired unexercised upon the consummation of the Telular merger and option holders did not receive any proceeds from the merger transaction.

 SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE P—ACCOUNTING FOR STOCK-BASED COMPENSATION—Continued

Exercise prices for options outstanding as of December 31, 2011, are as follows:

Options Outstanding			Options Exercisable
		Weighted
		Average
		Remaining		Weighted
Exercise	Total	Contractual	Total	Average
Price	Outstanding	Life	Exercisable	Exercise Price

$0.15	1,381,172	3.32	1,381,172	$0.15
0.20	2,556,542	6.68	1,768,192	0.20
1.00	828	1.16	828	1.00

	3,938,542	5.51	3,150,192	$0.18

Restricted Stock Awards

The Company issued 1,477,302 shares of restricted stock to an executive during 2007.  The award includes cliff vesting of 25% of the award one year from the commencement date and the balance shall vest ratably for three years.  The restricted stock was valued based on the grant date fair value of a share of common stock and are expensed on a straight-line basis over the vesting period of the award.  The weighted-average grant date fair value of the restricted stock award granted during 2007 was $0.01.

The Company issued 25,814 shares of restricted stock to an executive during 2008.  The award includes cliff vesting of 25% of the award one year from the commencement date and the balance shall vest ratably for three years.  The restricted stock was valued based on the grant date fair value of a share of common stock and is being expensed on a straight-line basis over the vesting period of the award.  The weighted-average grant date fair value of the restricted stock award granted during 2008 was $0.01.

Compensation expense computed for the years ended December 31, 2011, 2010 and 2009 under the fair value method were insignificant. At December 31, 2011 and 2010, unrecognized expense related to the restricted stock awards is insignificant.  As of December 31, 2011 and 2010, vested and unvested restricted awards are 1,503,116 shares and 0 shares and 1,221,281 shares and 281,835 shares, respectively.

 SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE Q—COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space under a five year non-cancelable operating lease expiring on February 28, 2012.

Future minimum annual lease payments are as follows:

Year ending December 31,

2012	$78,753

$78,753

Rent expense amounted to $372,299 for each of the three years in the period ending December 31, 2011.

Effective February 24, 2012 the company entered into a 4.5 year sublease for approximately 12,200 square feet of  class A office space in Herndon Virginia. The new sublease is for the company’s office headquarters. The company is currently in negotiations with its old Landlord to provide a long-term warehouse space and has accordingly negotiated a hold over provision to maintain the company’s warehouse facility until such time as a new warehouse lease is finalized.

Litigation

From time to time, the Company is involved in litigation or disputes incident to the conduct of its business.  Management does not believe that any such matters currently ongoing will have a material impact on the Company’s financial position, or results of operations, given the facts of the situation.

Employment Agreements

a)
The Company entered into an employment agreement with its Chief Executive Officer during 2007. The employment contract covered a period of three years and provides for payment of base salaries and other incentives and has since been extended to October 2013.  This agreement includes a provision whereby if the Company elects to terminate the employment of the key employee during the term other than for cause, then the respective employee shall be entitled to receive existing salary and benefits, including incentives, for up to two years after the termination. As disclosed in Note B, this employment agreement was terminated in connection with the Telular merger.

b)
On October 29, 2010, the Company executed a Management Minimum Bonus Plan (“Bonus Plan”) wherein in the event of an Acquisition or Asset Transfer (as defined in the plan) resulting in equity values of between $47.5 million and $102.5 million, there shall be a bonus pool for the payment of incentive bonuses to certain covered employees (“Minimum Bonus Pool”). The value of the Minimum Bonus Pool is set such that each covered employee shall be entitled to receive the amount indicated in the Bonus Plan taking into account the amounts, if any, to be received by such covered employee under the Carve-Out Plan (discussed earlier in Note M) and the Bonus Plan. For equity values at or below $82.5 million, the payments shall be first fulfilled by the Carve-Out Plan and subsequently, if necessary, by an additional bonus, such that the amount to be received by each covered employee is equal to the amounts specified in the Bonus Plan. For Equity Values more than $82.5 million, each covered employee shall receive the Carve-Out and Bonus Plan.

 SkyBitz, Inc.

Notes to Financial Statements

December 31, 2011, 2010 and 2009

NOTE Q—COMMITMENTS AND CONTINGENCIES—Continued

Other Commitments

In 2010, the Company entered into a multi-year Value Added Reseller agreement with a certain satellite service provider to resell products and services and to use commercially reasonable efforts to sell to subscribers a certain minimum number of units annually on a “best efforts” basis.

NOTE R—SUBSEQUENT EVENTS

The Company evaluated its December 31, 2011 financial statements for subsequent events through March 15, 2012, the date the financial statements were available to be issued.

On February 1, 2012 the merger between Telular and the Company was consummated as disclosed in Note B.

On February 24, 2012, as disclosed in Note Q, the company moved its headquarters to Herndon, Virginia and is in negotiations for a new warehouse space with its old landlord.

The Company is not aware of any other subsequent events which would require recognition or disclosure in the accompanying financial statements.